Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-82230, 333-60294, 333-53657, 333-43768, and 333-92003 on Form S-3 and
Registration Statement Nos. 333-53765, 333-40472, 333-79151 on Form S-8 of our report dated February 10, 2003 (February 26, 2003, as to Note 16) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and related revisions made to Note 1G and revisions made to Note 12, related to subsidiary guarantor information related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of KeySpan Corporation for the year ended December 31, 2002.


/s/  Deloitte & Touche LLP
     New York, NY
     March 25, 2003